Exhibit 99.1

Diplomat Announces 2nd Quarter Financial Results

2nd Quarter Revenue of $1,416 Million, an increase of 26%, Net (Loss) Income Attributable to Diplomat of $(4.0) Million compared to $3.6 Million, Adjusted EBITDA of $42.7 Million, an increase of 70%

FLINT, Mich., August 6, 2018 — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent provider of specialty pharmacy services, announced financial results for the quarter ended June 30, 2018.  All comparisons, unless otherwise noted, are to the quarter ended June 30, 2017.  Prior period financials have been recast to include certain direct expenses as part of cost of sales instead of selling, general and administrative expense (“SG&A”) for our specialty segment.  This change is a reclassification only and has no impact on overall results.

Second Quarter 2018 Highlights include:

•                  Revenue of $1,416 million, compared to $1,126 million, an increase of 26%

•                  Specialty segment revenue of $1,234 million, compared to $1,126 million

•                  PBM segment revenue of $189 million, which was not part of the business in the prior year period

•                  Specialty segment total prescriptions dispensed of 236,000, compared to 220,000

•                  PBM segment total volume, adjusted to 30-day equivalent, of 2,123,000

•                  Gross margin of 6.9% versus 5.9%

•                  Specialty segment gross margin of 5.9% versus 5.9%

•                  PBM segment gross margin of 13.7%

•                  EPS of $(0.05) per diluted common share versus $0.05

•                  Adjusted EPS of $0.17 versus $0.25

•                  Adjusted EBITDA of $42.7 million, compared to $25.2 million

•                  Adjusted EBITDA margin of 3.0% versus 2.2%

•                  Net cash provided by operating activities was $18.1 million, compared to $23.0 million

•                  Net debt, including contingent consideration, reduced to $609.2 million, from $618.2 million at March 31, 2018

Brian Griffin, Chairman and CEO of Diplomat, commented “The Diplomat team delivered another great quarter with record revenue and adjusted EBITDA, driven by continued solid execution of our plan.  Our PBM integration is reaching its conclusion with CastiaRx demonstrating strong results in the quarter, as well as continued momentum on our growth and profitability initiatives across the entire enterprise.  I am truly excited to join such a highly energized organization and look forward to exploring our growth potential for the benefit of all of our stakeholders.”

Second Quarter Financial Summary:

Revenue for the second quarter of 2018 was $1,416 million, compared to $1,126 million in the second quarter of 2017, an increase of $290 million or 26%.  Revenue was comprised of $1,234 million and $189 million from our Specialty segment and our Pharmacy Benefit Management (“PBM”) segment, respectively.  There was a $6.4 million inter-company elimination of revenue, and associated cost of sales, between the segments.  The increase in our Specialty segment revenue was primarily driven by $29 million of revenue from our acquisitions.  The remaining increase in our Specialty segment was driven by manufacturer price increases, access to dispense drugs that were new in the past year and increased volume due to both payor and physician relationships.

Gross profit in the second quarter of 2018 was $98.4 million and generated an 6.9% gross margin, compared to $66.7 million gross profit and 5.9% gross margin in the second quarter of 2017.  Gross profit was comprised of $72.5 million and $25.9 million from our Specialty segment and PBM segment, respectively.  The gross margin increase in the quarter was primarily due to the impact of our PBM acquisitions, as well as the impact of the acquired entities in our Specialty segment versus the prior year period.

SG&A for the second quarter of 2018 were $90.6 million, an increase of $28.8 million, compared to $61.9 million in the second quarter of 2017.  This increase is primarily driven by approximately $12.7 million related to employee cost, including employee cost for our acquired entities, a $4.1 million increase in share-based compensation, and approximately $0.6 million of non-recurring severance expense.  Also contributing to the SG&A expense increase was a $7.3 million increase in amortization expense from definite-lived intangible assets, including capitalized software for internal use, and a $2.3 million increase in the fair value of contingent consideration, both of which are associated with our acquired entities.  We also experienced increases in other SG&A; including, building and equipment with the addition of our Chandler, Arizona facility, recruiting primarily related to our CEO search, travel, and other miscellaneous expenses.

Net (loss) income attributable to Diplomat for the second quarter of 2018 was $(4.0) million compared to $3.6 million in the second quarter of 2017.  This decrease was primarily driven by an $8.5 million increase in interest expense due to a significant increase in outstanding debt to fund our PBM acquisitions.  Adjusted EBITDA for the second quarter of 2018 was $42.7 million compared to $25.2 million in the second quarter of 2017, an increase of $17.5 million.

Earnings per share for the second quarter of 2018 was $(0.05) per basic/diluted common share, compared to $0.05 per basic/diluted common share for the second quarter of 2017.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.17 in the second quarter of this year compared to $0.25 in the second quarter of 2017.

2018 Financial Outlook

For the full-year 2018, we are updating our previous financial guidance:

•                  Revenue between $5.5 and $5.9 billion, no change to previous range

•                  Net (loss) income attributable to Diplomat between $(11.0) and $0.5 million, versus the previous range of $4.5 and $13.0 million

•                  Adjusted EBITDA between $164 and $170 million, no change to previous range

•                  Diluted EPS between $(0.15) and $0.01, versus the previous range of $0.06 and $0.17

Our EPS expectations assume approximately 74,300,000 weighted average common shares outstanding on a diluted basis and a tax rate of (5)% and 32%, for the low- and high-end of the range, respectively, for the full year 2018, each of which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its second quarter performance this evening, August 6, 2018, at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 833-286-5805 (647-689-4450 for international callers) and referencing participant code 1842529 approximately 15 minutes prior to the call.  A live webcast of the conference call and associated slide presentation will be available on the investor relations section of the Company’s website for approximately 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy services—helping people with complex health conditions in all 50 states. Rooted in this patient care expertise, Diplomat also provides industry-focused specialty solutions through two brands: CastiaRx, which serves payers as a leading specialty benefit manager, and EnvoyHealth, which offers tailored solutions for healthcare innovators. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care. For more information, visit diplomat.is.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration, as well as transaction-related costs.  We exclude merger and acquisition-related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets, or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses may recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found below.  Please note that going forward Diplomat will no longer present, or provide guidance with respect to, Adjusted EPS.

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net (loss) income attributable to Diplomat).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net (loss) income attributable to Diplomat can be found below.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net (loss) income attributable to Diplomat, Adjusted EBITDA, EPS, market share, the expected benefits and performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information.  These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the methodology used to calculate such fees; the outcome of material legal proceedings; our relationships with wholesalers and key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to drive volume through a refreshed marketing strategy in traditional specialty pharmacy; our capability to penetrate the fragmented infusion market; the success of our strategy in the PBM space; our ability to effectively execute our acquisition strategy or successfully integrate acquired businesses, including any delays or difficulties in integrating the combined businesses, and the ability to achieve cost savings and operating synergies and the timing thereof; the dependence on our senior management and key employees and managing recent turnover among key employees; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

CONTACT:
Terri Anne Powers, Vice President Investor Relations

312-889-5244 | tpowers@diplomat.is

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and equivalents	$7,360	$84,251
Receivables, net	349,845	332,091
Inventories	170,175	206,603
Prepaid expenses and other current assets	18,012	11,125
Total current assets	545,392	634,070
Property and equipment, net	38,838	38,990
Capitalized software for internal use, net	33,865	36,520
Goodwill	836,427	832,624
Definite-lived intangible assets, net	357,841	392,011
Other noncurrent assets	5,507	6,208
Total assets	$1,817,870	$1,940,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$383,969	$384,719
Rebates payable	25,257	28,744
Borrowings on line of credit	135,100	188,250
Short-term debt, including current portion of long-term debt	11,500	11,500
Accrued expenses:
Compensation and benefits	13,641	9,584
Contingent consideration	5,300	8,100
Other	22,005	20,560
Total current liabilities	596,772	651,457
Long-term debt, less current portion	442,734	521,098
Deferred income taxes	13,515	14,367
Contingent consideration	5,870	4,000
Other	1,507	—
Total liabilities	1,060,398	1,190,922
Commitments and contingencies

Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 74,282,135 and 73,871,424
shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively)	625,354	619,235
Additional paid-in capital	45,804	38,450
Retained earnings	87,276	91,816
Accumulated other comprehensive loss	(962)	—
Total shareholders’ equity	757,472	749,501
Total liabilities and shareholders’ equity	$1,817,870	$1,940,423

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$1,416,078	$1,126,464	$2,758,562	$2,205,204
Cost of sales	(1,317,662)	(1,059,750)	(2,569,768)	(2,068,728)
Gross profit	98,416	66,714	188,794	136,476
Selling, general and administrative expenses	(90,642)	(61,871)	(172,329)	(123,085)
Income from operations	7,774	4,843	16,465	13,391
Other (expense) income:
Interest expense	(10,392)	(1,931)	(20,819)	(3,980)
Other	394	34	811	66
Total other expense	(9,998)	(1,897)	(20,008)	(3,914)
(Loss) income before income taxes	(2,224)	2,946	(3,543)	9,477
Income tax (expense) benefit	(1,740)	544	(871)	(1,763)
Net (loss) income	(3,964)	3,490	(4,414)	7,714
Less: net loss attributable to noncontrolling interest	—	(101)	—	(244)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(3,964)	$3,591	$(4,414)	$7,958

Net (loss) income per common share:
Basic	$(0.05)	$0.05	$(0.06)	$0.12
Diluted	$(0.05)	$0.05	$(0.06)	$0.12

Weighted average common shares outstanding:
Basic	74,158,622	67,528,151	74,077,916	67,209,280
Diluted	74,158,622	68,211,882	74,077,916	67,997,929

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations, Inclusive of Reportable Segment Breakout (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales - Specialty	$1,233,746	$1,126,464	$2,386,725	$2,205,204
Net sales - PBM	188,747	—	380,215	—
Inter-segment elimination	(6,415)	—	(8,378)	—
Net sales	1,416,078	1,126,464	2,758,562	2,205,204

Cost of sales - Specialty	(1,161,206)	(1,059,750)	(2,241,365)	(2,068,728)
Cost of sales - PBM	(162,871)	—	(336,781)	—
Inter-segment elimination	6,415	—	8,378	—
Cost of sales	(1,317,662)	(1,059,750)	(2,569,768)	(2,068,728)

Gross profit - Specialty	72,540	66,714	145,360	136,476
Gross profit - PBM	25,876	—	43,434	—
Gross profit	98,416	66,714	188,794	136,476
Selling, general and administrative expenses	(90,642)	(61,871)	(172,329)	(123,085)
Income from operations	7,774	4,843	16,465	13,391
Other (expense) income:
Interest expense	(10,392)	(1,931)	(20,819)	(3,980)
Other	394	34	811	66
Total other expense	(9,998)	(1,897)	(20,008)	(3,914)
(Loss) income before income taxes	(2,224)	2,946	(3,543)	9,477
Income tax (expense) benefit	(1,740)	544	(871)	(1,763)
Net (loss) income	(3,964)	3,490	(4,414)	7,714
Less: net loss attributable to noncontrolling interest	—	(101)	—	(244)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(3,964)	$3,591	$(4,414)	$7,958

Net (loss) income per common share:
Basic	$(0.05)	$0.05	$(0.06)	$0.12
Diluted	$(0.05)	$0.05	$(0.06)	$0.12

Weighted average common shares outstanding:
Basic	74,158,622	67,528,151	74,077,916	67,209,280
Diluted	74,158,622	68,211,882	74,077,916	67,997,929

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net (loss) income	$(4,414)	$7,714
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	48,170	31,935
Share-based compensation expense	10,122	3,798
Net provision for doubtful accounts	3,919	5,401
Amortization of debt issuance costs	2,742	595
Changes in fair values of contingent consideration	2,339	—
Contingent consideration payments	(2,704)	—
Deferred income tax expense	(632)	979
Other	—	6
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(22,732)	(3,024)
Inventories	36,407	37,179
Accounts payable	(8,013)	(14,353)
Other assets and liabilities	1,448	(2,977)
Net cash provided by operating activities	66,652	67,253
Cash flows from investing activities:
Expenditures for capitalized software for internal use	(5,878)	(2,459)
Expenditures for property and equipment	(5,487)	(2,289)
Payments to acquire businesses, net of cash acquired	(1,289)	(53,571)
Other	46	(43)
Net cash used in investing activities	(12,608)	(58,362)
Cash flows from financing activities:
Net payments on line of credit	(53,150)	(36,734)
Payments on long-term debt	(79,750)	(3,313)
Proceeds from long-term debt	—	25,000
Proceeds from issuance of stock upon stock option exercises	3,351	6,007
Payments of debt issuance costs	(821)	—
Contingent consideration payments	(565)	—
Net cash used in financing activities	(130,935)	(9,040)
Net decrease in cash and equivalents	(76,891)	(149)
Cash and equivalents at beginning of period	84,251	7,953
Cash and equivalents at end of period	$7,360	$7,804
Supplemental disclosures of cash flow information:
Cash paid for interest	$18,589	$3,386
Cash paid for income taxes	1,741	4,458

Adjusted EBITDA

The table below presents a reconciliation of net (loss) income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
	(dollars in thousands) (unaudited)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(3,964)	$3,591	$(4,414)	$7,958
Depreciation and amortization	24,219	16,538	48,170	31,935
Interest expense	10,392	1,931	20,819	3,980
Income tax expense (benefit)	1,740	(544)	871	1,763
EBITDA	$32,387	$21,516	$65,446	$45,636

Contingent consideration and other merger and acquisition expense	$3,122	$569	$5,123	$1,117
Share-based compensation expense	6,961	2,826	10,122	3,798
Employer payroll taxes - option repurchases and exercises	63	100	141	185
Severance and related fees	611	40	1,950	702
Other items	(440)	116	(440)	544
Adjusted EBITDA	$42,704	$25,167	$82,342	$51,982

Adjusted EPS (diluted)

Below is a reconciliation of net (loss) income attributable to Diplomat Pharmacy, Inc. per diluted share to Adjusted EPS for the periods indicated.  Please note that this will be the last time this table is provided, going forward Diplomat will no longer present, or provide guidance with respect to, Adjusted EPS.

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
	(dollars in thousands, except per share amounts) (unaudited)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(3,964)	$3,591	$(4,414)	$7,958
Amortization of acquisition-related definite-lived intangible assets	17,072	10,927	34,082	20,612
Amortization of acquisition-related capitalized software for internal use	2,511	2,017	4,722	4,033
Contingent consideration and other merger and acquisition expense	3,122	569	5,123	1,117
Income tax impact of adjustments (1)	(6,130)	(362)	(11,860)	(4,288)
Adjusted non-GAAP net income	$12,611	$16,742	$27,653	$29,432

Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(0.05)	$0.05	$(0.06)	$0.12
Amortization of acquisition-related definite-lived intangible assets	0.23	0.16	0.46	0.30
Amortization of acquisition-related capitalized software for internal use	0.03	0.03	0.06	0.06
Contingent consideration and other merger and acquisition expense	0.04	0.01	0.07	0.02
Income tax impact of adjustments	(0.08)	(0.01)	(0.16)	(0.06)
Adjusted EPS	$0.17	$0.25	$0.37	$0.43

Weighted average common shares outstanding:
Basic	74,158,622	67,528,151	74,077,916	67,209,280
Diluted	74,532,702	68,211,882	74,475,967	67,997,929

(1) 27 percent tax rate used for the three months and six months ended June 30, 2018; 2.7 percent used in the three months ended June 30, 2017; 16.6 percent used in the six months ended June 30, 2017.

2018 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The tables below present a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the year ended December 31, 2018.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(11,000)	$500
Depreciation and amortization	98,000	97,000
Interest expense	42,000	40,000
Income tax expense (1)	540	240
EBITDA	$129,540	$137,740

Contingent consideration and other merger and acquisition expense	$7,000	$6,000
Share-based compensation expense	24,500	24,000
Employer payroll taxes - option repurchases and exercises	500	300
Severance and related fees	2,900	2,400
Other items	(440)	(440)
Adjusted EBITDA	$164,000	$170,000

(1) Assumes a tax rate of (5) and 32 percent, for the low- and high-end, respectively.